Exhibit 10.24

GRANITE CONSTRUCTION INCORPORATED
LONG TERM INCENTIVE PLAN
(As Adopted by the Board of Directors Effective January 1, 2010,
As Amended March 10, 2010)
(Approved by Stockholders May 7, 2010)

1.	ESTABLISHMENT; PURPOSE; TERM OF PLAN

1.1Establishment. The Plan was established by the Board effective January 1, 2010.

1.2Purpose. The purpose of the Plan is to align the interests of Participants and Company shareholders and to motivate Participants toward superior performance. The Plan is intended to provide restricted stock or restricted stock unit awards based on long term results that are key to the successful operation of the Company. The Plan also is intended to enable the Company to attract and retain the services of employees upon whose judgment, interest and special effort the successful conduct of the Company’s operations is largely dependent.

1.3Term of Plan. The Plan will become effective upon approval by the shareholders of the Company. No restricted stock or restricted stock unit awards may be issued to any Participant prior to the date of such approval. The approval of the Plan by the shareholders of the Company does not limit the power of the Company, the Board or the Compensation Committee to adopt other compensation plans or arrangements for any or all of the Employees, including plans or arrangements which provide for payments that do not qualify as performance-based compensation under section 162(m) of the Code. The Plan shall continue until terminated in connection with Section 14 hereof.

2.	DEFINITIONS AND CONSTRUCTION

2.1Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

a.“Board” means the Board of Directors of the Company.

b.“Cause” means the occurrence of any of the following: (i) the Participant’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company; (ii) the Participant's material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iii) misconduct by the Participant within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Company is required to prepare an accounting restatement; (iv) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Participant’s improper use or disclosure of the confidential or proprietary information of the Company); (v) any intentional act by the Participant which has a material detrimental effect on the reputation or business of the Company; (vi) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vii) any material breach by the Participant of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company, which breach is not cured pursuant to the terms of such agreement; or (viii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company.

c.“Code” means the Internal Revenue Code of 1986, as amended.

d.“Committee” means the Compensation Committee of the Board; provided, however, that the Committee shall consist solely of two or more “outside directors”, in conformance with Section 162(m) of the Code.

e.“Company” means Granite Construction Incorporated, a Delaware corporation and each present or future parent and subsidiary corporation or other business entity thereof.

f.“Covered Employee” means an eligible Participant designated by the Committee who is, or is expected to be, a “covered employee” within the meaning of Section 162(m) for the Performance Period for which an award is payable hereunder.

g.“Disability” means the Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code..

h.“Individual Target Award” means the target award established for each Participant under Section 5, which shall be a percentage of the Participant’s base salary or a fixed dollar amount, as determined by the Committee.

i.“Participant” means an employee specifically designated as a Participant for a Performance Period under Section 4.

j.“Payment Date” means the date following the conclusion of a Performance Period on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding awards.

k.“Performance Goals” has the meaning set forth in Section 6.1 hereof.

l.“Performance Period” means three consecutive fiscal years of the Company.

m.“Plan” means the Granite Construction Incorporated Long Term Incentive Plan.

n.“Section 162(m)” means Section 162(m) of the Code and regulations promulgated thereunder, as may be amended from time to time.

o.“Retirement” means termination of employment after attaining the age of 55 and after at least ten (10) years of service with the Company or after attaining the age of 65 and after at least five (5) years of service with the Company.

2.2Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, words in the masculine gender, when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION

3.1The Committee shall have full power and authority, subject to the provisions of the Plan, (i) to designate employees as Participants, (ii) to add and delete employees from the list of designated Participants, (iii) to establish Individual Target Awards for Participants, (iv) to establish performance goals upon achievement of which the Individual Target Awards will be based, and (v) to take all action in connection with the foregoing or in relation to the Plan as it deems necessary or advisable. Decisions and selections of the Committee shall be made by a majority of its members and, if made pursuant to the provisions of the Plan, shall be final.

3.2Notwithstanding the foregoing, the Committee may delegate to the Chief Executive Officer (the “CEO”) the power and authority, subject to the provisions of the Plan, (i) to designate employees who are not Covered Employees as Participants, (ii) to recommend Covered Employees to the Committee for designation as Participants; provided that the Committee shall review and approve Covered Employees as Plan Participants recommended by the CEO, (iii) to add and delete employees who are not Covered Employees from the list of designated Participants, (iv) to establish Individual Target Awards and performance goals upon achievement of which such Individual Target Awards will be based for Participants who are not Covered Employees, and (v) to review and approve, modify or disapprove, or otherwise adjust or determine the amount, if any, to be paid to Participants who are not Covered Employees for the applicable Performance Period based on such Participants’ performance goals and individual performance. In addition to the forgoing, the CEO may further delegate his authority to other executive officers of the Company, except that the CEO may not delegate his authority to recommend Covered Employees to the Committee for designation as Participants. References to the Committee herein shall include references to the CEO and his designees to the extent that the Committee has delegated power and authority under the Plan to the CEO and to the extent that the CEO has further delegated power and authority under the Plan to other executive officers of the Company.

3.3The Committee may promulgate such rules and regulations as it deems necessary for the proper administration of the Plan and the CEO (but not his designees) may promulgate rules and regulations as he deems necessary for the proper administration of the Plan with respect to Participants who are not Covered Employees. The Committee may interpret the provisions and supervise the administration of the Plan, and take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. The interpretation and construction by the Committee of any provision of the Plan or of any award shall be final.

4.	PARTICIPATION

Only employees of the Company designated as Participants by the Committee are eligible under the Plan. Participation in the Plan in one Performance Period is not a guarantee of participation in a future Performance Period.

5.	INDIVIDUAL TARGET AWARDS FOR PARTICIPANTS

At the beginning of each Performance Period, the Committee shall establish an Individual Target Award for each Participant. An Individual Target Award shall only be a target and the amount of the target may or may not be paid to the Participant. Establishment of an Individual Target Award for an employee for any Performance Period shall not imply or require that an Individual Target Award or an Individual Target Award at any specified level will be set for any subsequent Performance Period. The actual restricted stock or restricted stock unit award issued to any Participant may be greater or less than this target. As set forth in Section 7.4 below (but subject to the limitations applicable to Covered Employees contained in Section 8), the actual award may be increased or decreased, including to zero, as determined by the Committee in its discretion for any Performance Period.

6.	BASIS OF AWARDS

6.1Performance Goals. The Committee shall establish measures, which may include financial and non-financial objectives (“Performance Goals”) for the Company. These Performance Goals shall be determined by the Committee in advance of each Performance Period or within such period as may be permitted by the regulations issued under Section 162(m), and to the extent that restricted stock or restricted stock unit awards are issued to Covered Employees, the performance criteria to be used shall be any of the following, either alone or in any combination, which may be expressed with respect to the Company or one or more business or operating units, as the Committee may determine: revenue, operating income, pre-tax profit, net income, gross margin, operating margin, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, cash flow and operating cash flow, net operating profits after taxes, net asset value, cost of capital and weighted average cost of capital, economic profit, return on assets, earnings before income tax, depreciation and amortization (EBITDA), earnings before income tax (EBIT), return on equity, operating income and adjusted operating income, gross income, return on invested capital, overhead, net operating assets, general and administrative costs, safety incident rate (including total injury incident rate, OSHA recordable injury rate and lost time injury rate), total shareholder return, gross profit margin, and backlog.

6.2Adjustment of Performance Goals. Performance Goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Goals. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. The Committee shall specify the manner of adjustment of any Performance Goal to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction but only to the extent such adjustments would be permitted under Section 162(m).

6.3Performance Goals related to More than One Operating Unit of the Company. Awards may be based on performance against objectives for more than one business or operating unit of the Company. For example, awards for corporate management may be based on overall corporate performance against objectives, but awards for a business unit’s management may be based on a combination of corporate, business unit and sub-unit performance against objectives.

6.4Individual Performance. Subject to the limitations set forth in Section 8 below, individual performance of each Participant may be measured and used in determining awards under the Plan.

7.	AWARD DETERMINATION

7.1Award Determined by Committee. After any Performance Period for which an Individual Target Award is established for a Participant under the Plan, the Committee shall review and approve, modify or disapprove the number of restricted stock or restricted stock unit awards, if any, to be paid to the Participant for the Performance Period. The amount paid shall be the Individual Target Award adjusted to reflect both the results against the Participant’s Performance Goals and the Participant’s individual performance. All awards are subject to adjustment at the sole discretion of the Committee.

7.2Financial and Non-Financial Performance. Individual Target Award amounts may be modified based on the achievement of financial and non-financial objectives by the Company and relevant business or operating units and/or sub-units of the Company. Performance results against objectives shall be reviewed and approved by the Committee in accordance with Section 6.2 above, as applicable.

7.3Individual Performance. Any Individual Target Award, adjusted to reflect financial performance, may be further adjusted with the review and approval of the Committee to give full weight to the Participant’s individual performance during the Performance Period.

7.4Overall Effect. The combination of any financial performance adjustment and individual performance adjustment may increase the amount paid under the Plan to a Participant for any Performance Period as determined by the Committee, and may reduce any amount payable including to zero, subject to Section 8.

8.	PROCEDURES APPLICABLE TO COVERED EMPLOYEES

8.1Restricted stock or restricted stock unit awards issued under the Plan to Participants who are Covered Employees shall be subject to preestablished Performance Goals as set forth in this Section 8. Notwithstanding the provisions of Section 7.3 above, the Committee shall not have discretion to modify the terms of awards to such Participants except as specifically set forth in this Section 8.

8.2At the beginning of a Performance Period, the Committee shall establish Individual Target Awards for such of the Participants who may be Covered Employees, payment of which shall be conditioned upon satisfaction of specific Performance Goals for the Performance Period established by the Committee in writing in advance of the Performance Period, or within such period as may be permitted by regulations issued under Section 162(m). The Performance Goals established by the Committee shall be based on one or more of the criteria set forth in Section 6.1 above. The extent, if any, to which restricted stock or restricted stock unit awards will be issued will be based upon the degree of achievement of the Performance Goals in accordance with a pre-established objective formula or standard as determined by the Committee. The application of the objective formula or standard to the Individual Target Award will determine whether the Covered Employee’s award for the Performance Period is greater than, equal to or less than the Participant’s Individual Target Award. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent, issuance of restricted stock or restricted stock unit awards shall be made as soon as reasonably practicable after the Payment Date in accordance with the objective formula or standard applied to the Individual Target Award unless the Committee determines, in its sole discretion, to reduce or eliminate the award to be issued.

8.3Notwithstanding any other provision of the Plan, the maximum number of shares subject to any restricted stock or restricted stock unit award issuable to any Participant who is a Covered Employee for any Performance Period shall not exceed 100,000 shares of Company common stock.

9.	ISSUANCE OF AWARDS

9.1An award under the Plan shall be a restricted stock or restricted stock unit award issued to the Participant as soon as reasonably practicable after Payment Date, unless the Participant’s award is a restricted stock unit award and the Participant elects to defer his or her restricted stock unit award pursuant to the terms and conditions of the Company’s Key Management Deferred Compensation Plan II (the “NQDC”) and in compliance with Section 409A of the Code. To the extent that an award is a restricted stock award or a restricted stock unit award that is not deferred under the NQDC, such award shall be issued no later than the later of two and one-half months following the end of the Performance Period or the end of calendar year in which the Payment Date occurs.

9.2Restricted stock awards and restricted stock unit awards shall be issued pursuant to the terms and conditions of the Company’s Amended and Restated 1999 Equity Incentive Plan and any award agreement issued thereunder.

10.	EMPLOYMENT ON PAYMENT DATE

10.1Except as provided in Section 10.2 below, no award shall be issued to any Participant who is not an active employee of the Company on the Payment Date. Notwithstanding any other provision of this Section 10 to the contrary, any pro-rata award that the Committee in its sole and absolute discretion, may make to a Covered Employee upon a circumstance that is not death or Disability, shall be based on the attainment of the pre-established Performance Goals designated for the applicable performance period under Section 8 above.

10.2Death, Disability or Retirement. If the Participant’s service is terminated by reason of the death, Disability or Retirement of the Participant before the end of the Performance Period, the Participant shall be entitled to receive payment of a prorated award. The award shall be prorated on the basis of the ratio of number of months of the Participant’s service during the Performance Period to the total number of months in the Performance Period.

11.	WITHHOLDING TAXES

To the extent required by applicable law, whenever the payment of an award is made, such payment shall be net of an amount sufficient to satisfy federal, state and local income and employment tax withholding requirements and authorized deductions.

12.	EMPLOYMENT RIGHTS

Neither the Plan nor designation as a Plan Participant shall be deemed to give any individual a right to remain employed by the Company. The Company reserves the right to terminate the employment of any employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any).

13.	NONASSIGNMENT; PARTICIPANTS ARE GENERAL CREDITORS

13.1The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law (except by designation of a beneficiary or beneficiaries to the extent allowed under the NQDC with respect to amounts deferred under Section 9.1) and any attempted assignment shall be null, void and of no effect.

13.2Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.

14.	AMENDMENT OR TERMINATION

The Board may terminate or suspend the Plan at any time. The Committee may amend the Plan at any time; provided that (i) to extent required under Section 162(m), the Plan will not be amended without prior approval of the Company’s stockholders, and (ii) no amendment shall retroactively and adversely affect the payment of any award previously made.

15.	SUCCESSORS AND ASSIGNS

This Plan shall be binding on the Company and its successors or assigns.

16.	INTERPRETATION AND SEVERABILITY

The Plan is intended to comply with Section 162(m), and all provisions contained herein shall be construed and interpreted in a manner to so comply. In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

IN WITNESS WHEREOF, the undersigned officer of the Company certifies that the foregoing sets forth the Granite Construction Incorporated Long Term Incentive Plan as duly adopted by the Board on November 5, 2009 and amended by the Compensation Committee of the Board on March 10, 2010.
GRANITE CONSTRUCTION INCORPORATED

WILLIAM G. DOREY
By: William G. Dorey
Title: Chief Executive Officer